UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 23, 2012 (February 21, 2012)

COSTAR GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24531	52-2091509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1331 L Street, NW, Washington, DC	20812
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (202) 346-6500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2012, the Compensation Committee (the “Committee”) of the Board of Directors of CoStar Group, Inc. (“CoStar” or the “Company”) approved a one-time performance-based grant of restricted common stock to the Company’s principal executive officer, principal financial officer and other named executive officers in support of the Committee’s goals of aligning executive incentives with long-term stockholder value and ensuring that executive officers have a continuing stake in the long-term success of the Company.  The following table sets forth these performance-based restricted common stock grants approved by the Compensation Committee for the Company’s principal executive officer, principal financial officer and other named executive officers.  All of the awards were made under the Company’s 2007 Stock Incentive Plan, as amended, and pursuant to the Company’s standard form of restricted stock grant agreement, copies of which have been filed as Exhibit 99.2 to the Company’s Report on Form 8-K filed June 8, 2011, and Exhibit 99.1 to the Company’s Report on Form 8-K filed June 22, 2007, respectively, and are incorporated by reference herein.  Each award will have a grant date of February 21, 2012 (the “Grant Date”).

Name	Title	Restricted Common Stock Awards (1)

Andrew C. Florance	Chief Executive Officer & President	142,500
Brian J. Radecki	Chief Financial Officer	34,100
John L. Stanfill	Sr. Vice President Sales & Customer Service	30,600
Paul Marples	Managing Director, CoStar UK Limited	12,800
Jennifer L. Kitchen	Sr. Vice President, Research	12,800

(1)
Represents the number of shares subject to the performance-based restricted common stock award.  The awards were granted based on the fair market value of the Company’s common stock on the Grant Date, $58.95 per share.  The shares of performance-based restricted common stock vest upon the Company’s achievement of $90 million of cumulative earnings before interest depreciation and amortization (EBITDA) over a period of four consecutive calendar quarters.  The shares of performance-based restricted common stock are subject to forfeiture in the event the foregoing performance criterion is not met by March 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COSTAR GROUP, INC.

By:
Date: February 23, 2012	/s/ Brian J. Radecki

Name: Brian J. Radecki
Title: Chief Financial Officer